Exhibit 99.1




FOR IMMEDIATE RELEASE

           UAL CORPORATION CEASES ACQUISITION TALKS WITH USAIR

     CHICAGO, November 13, 1995 -- UAL Corporation today announced it has ceased exploratory discussions with USAir about the

possibility of acquiring that carrier and folding its routes and operations into those of United Airlines.

     "Although our confidentiality agreement with USAir prevents us from disclosing the details of today's decision, I can say that based on our assessment, we did not believe a transaction that met our requirements was achievable," said Gerald Greenwald, chairman and chief executive officer of UAL Corporation and its subsidiary,

United Airlines.  "While our study confirmed a transaction would have significant revenue benefits from increased customer choice,

we were disappointed we were unable to satisfy all of the criteria we set for a potential transaction," he added.

     The decision was made at UAL's board of directors meeting

today and followed a careful, month-and-a-half-long examination of all factors, as well as consultations with United's employees and

USAir management and employees.

     Greenwald said UAL was guided by four basic principles in

deciding whether to pursue a transaction.  First, prospects for

UAL's stockholder value must be substantially higher than current expectations.  Second, UAL must remain on course to earn an

"investment grade" credit rating.  Third, the acquisition and its terms must be supported by United's employee owners.  And fourth,

the employee-ownership percentage must be maintained.

     Greenwald also said that in the months ahead, UAL will

continue to evaluate all strategic business initiatives to

accelerate progress towards achieving the company's goal

of becoming the global airline of choice.